UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2007

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Oakmont Lane Westmont, Illinois 60559 (Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                   Entry into a Material Definitive Agreement.

As previously announced, on March 13, 2007, North American International Holding Corporation, a Delaware corporation, SIRVA Holdings Limited, a UK limited company, and Pierre Finance Nederland Renting BV, a company incorporated in The Netherlands (each, a “Seller” and, collectively, the “Sellers”), and SIRVA Worldwide, Inc., a Delaware corporation, as the Sellers’ guarantor, each a wholly-owned subsidiary of SIRVA, Inc. (“SIRVA”), entered into an agreement (the “Agreement”) with Transeuro Amertrans International Holdings BV, a company incorporated in The Netherlands (the “Buyer”), and Zenic International Holdings Limited, a company incorporated in the British Virgin Islands, as the Buyer’s guarantor.  Pursuant to the Agreement, the Sellers agreed to sell SIRVA’s Continental European moving services operations in Sweden, Norway, Denmark, The Netherlands, Luxembourg, Switzerland, Germany, Poland, the Czech Republic, Hungary and Russia to the Buyer. Specifically, the Sellers agreed to sell to the Buyer all of the issued and outstanding shares of capital stock of Allied Arthur Pierre SA, Allied Pickfords BV, Allied Pickfords KeS Kft, Allied Pickfords Polska Sp. Zoo, Allied Pickfords sro, Allied Varekamp BV, SIRVA Deutschland GmbH, Scanvan Holding AB and SIRVA S.A.

Also on March 13, 2007, the Buyer made irrevocable offers to purchase SIRVA’s moving services operations in France, operated by SIRVA France S.A.S., and Belgium, operated by Allied Arthur Pierre NV (the “Offers”), subject to satisfaction of certain conditions.  The aggregate purchase price for such moving services operations (including the businesses in France and Belgium, subject to acceptance of the Offers) was approximately $10 million, subject to certain closing adjustments (the “Transaction”).  The purchase price would be increased by the amount of cash and decreased by the amount of external debt of each of the transferred companies at the closing of the Transaction.  In addition, the purchase price would be subject to a working capital adjustment to the extent the transferred companies’ aggregate modified working capital differs from a target working capital by $300,000 or more at closing. A description of the Agreement is contained in SIRVA’s current report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2007 and incorporated herein by reference.

On March 20, 2007, the Sellers satisfied certain employee consultation requirements in France and on April 2, 2007, accepted the Offer from the Buyer with respect to SIRVA’s moving services operations in France.  Accordingly, on April 4, 2007, the parties amended and restated the Agreement (the “Amended Agreement”) to include SIRVA’s moving services operations in France in the Transaction and, except for consequential amendments to reflect such inclusion, the terms of the Agreement remain unchanged. The description of the Amended Agreement set forth above is qualified in its entirety by reference to the actual terms of the Amended Agreement, which will be filed by SIRVA as an exhibit to its quarterly report on Form 10-Q for the quarter ending March 31, 2007.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Background

As previously disclosed, SIRVA, Inc. (“SIRVA”) established the SIRVA, Inc. Management Incentive Plan, which is designed to enable SIRVA and its subsidiaries to attract, retain, motivate and reward qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to SIRVA’s performance. The Compensation Committee of SIRVA’s board of directors (the “Compensation Committee”) administers the Management Incentive Plan.

On March 31, 2007, the Compensation Committee amended and restated the Management Incentive Plan (as amended and restated, the “MIP”), which resulted in certain non-material revisions to the MIP. The MIP will be submitted to SIRVA’s stockholders for approval at SIRVA’s upcoming 2006 annual meeting, which will permit certain awards to qualify as “performance-based compensation” under section 162(m) of the Internal Revenue Code of 1986, as amended (“section 162(m)”).

Under the MIP, the Compensation Committee must establish the performance measures and award determination formula no later than 90 days into each performance period (or another date as may be required or permitted under section 162(m)). On March 31, 2007, the Compensation Committee established the performance measures and award determination formula for 2007, which is memorialized in Annex A to the MIP (the “2007 MIP Program”). Certain awards approved by the Compensation Committee are subject to stockholder approval of the MIP in order to qualify as “performance-based compensation” under section 162(m).

Eligibility

Associates of SIRVA (including certain controlled subsidiaries) who are (i) within the senior executive band salary 15 or higher, (ii) not participating in another incentive plan or bonus program for 2007 (unless that other plan or program provides that the incentive or bonus payable is in addition to any 2007 MIP Program award), and (iii) not covered by any collective bargaining agreement (unless that agreement specifically provides for participation) are eligible to receive awards under the 2007 MIP Program. In addition, the Compensation Committee may extend participation to any other employee of a SIRVA-controlled company.

Award Thresholds and Calculations

The 2007 MIP Program sets specific, quantifiable operating income and cash generation performance goals for SIRVA, as well as demonstrated leadership and strategic initiatives for each participant. For the 2007 MIP Program, the Compensation Committee has established SIRVA and applicable SIRVA business segment operating income as the operating income performance measures, and cash generation as the cash generation performance measure. Each portion of the incentive award calculation is determined separately.  SIRVA believes that the specific targets constitute confidential business information, the disclosure of which could adversely affect SIRVA.

Subject to adjustment and final approval by the Compensation Committee, the business segment leader will determine the incentive award for each participant employed in his or her business unit, SIRVA’s chief executive officer will follow a similar process with respect to business segment leaders, and the chairman of SIRVA’s board of directors will follow a similar process with respect to the chief executive officer.

Earnings Growth

If the 2007 minimum operating income target is reached, the operating income financial award will be calculated based on each business segment’s performance as measured against its individual business segment targets.

Cash Generation

The cash generation performance measurement is based on SIRVA achieving the minimum performance level for 2007.

Leadership and Strategic Initiatives

A participant’s performance during 2007 will also be evaluated based on the successful completion of established 2007 leadership and strategic initiatives for the participant’s business segment. These initiatives should be targeted, quantifiable and/or otherwise measurable and will be set forth in a performance partnering assessment form, to be incorporated into the 2007 MIP Program by reference. The Compensation Committee can make an adjustment (upward or downward) to any leadership and strategic initiative assessment made by a business segment leader. If SIRVA does not meet its minimum operating income target, the leadership and strategic initiative award will not be paid. Notwithstanding anything to the contrary contained in the 2007 MIP Program, for SIRVA’s executive officers, leadership and strategic initiatives must be (a) able to be objectively determined for each such participant such that an award based in whole or in part on leadership and strategic initiatives would not fail to qualify as “performance-based compensation” under section 162(m), or (b) such leadership and strategic initiatives are used solely by the Compensation Committee for the purposes of exercising its negative discretion under the 2007 MIP Program.

Partial Year Participation and Termination

Participants who are hired, promoted, demoted, transferred or otherwise moved to a different salary band level during 2007 will be eligible on a pro-rated basis for the portion of 2007 the associate fell within an eligible salary band level.  Participants must be hired or promoted into an eligible band level before December 1, 2007. The incentive award, if any, will be based upon the participant’s average base salary as of the end of 2007.

Except as otherwise provided in the 2007 MIP Program, any participant who leaves employment with SIRVA for any reason before payment of any incentive award will not be eligible for, nor will that participant be deemed to have earned, any incentive award for 2007. Exceptions will apply for associates who retire at the normal retirement age of 65 or whose employment terminates as a result of death or disability.

Payment

If an incentive award becomes payable under the 2007 MIP Program, payment of that award will be made, less the appropriate payroll deductions, on or before March 15, 2008. All payments are to be made in cash and are not eligible for deferral under the 2007 MIP Program, but may be deferred under certain existing SIRVA plans allowing for deferral of compensation. In all cases, eligibility to receive an incentive award under the 2007 MIP Program, the amount of any such award, and the portion paid will be determined and approved by the Compensation Committee or its delegate, as appropriate, in its sole discretion.

The description of the 2007 MIP Program set forth above is qualified in its entirety by reference to the actual terms of the MIP and Annex A to the MIP, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 8.01.                   Other Events.

On March 30, 2007, the Sellers completed the sale of SIRVA’s Continental European moving services operations in Sweden, Norway, Denmark, The Netherlands, Luxembourg, Switzerland, Germany, Poland, the Czech Republic, Hungary and Russia pursuant to the terms of the Agreement, resulting in proceeds of approximately $11.1 million. Further, on April 4, 2007, the Sellers completed the sale of SIRVA’s moving services operations in France, effective as of March 31, 2007 and resulting in additional proceeds of approximately $0.5 million.  The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.                   Financial Statements and Exhibits.

 (d)         Exhibits

10.1	SIRVA, Inc. Management Incentive Plan.

10.2	Annex A to the SIRVA, Inc. Management Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: April 5, 2007

	By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel &
Secretary

Exhibit Index

Exhibit	Description

10.1	SIRVA, Inc. Management Incentive Plan.

10.2	Annex A to the SIRVA, Inc. Management Incentive Plan.